Exhibit 3.b.ii


       Amendment to Section 3.04 of Article Three of the Company's Bylaws
       ------------------------------------------------------------------

The  Company's  Bylaws  were  amended on July 21,  1998 to delete  the  existing
Section 3.04 of Article Three in its entirety and replace it with the following:

       3.04 Cumulative Voting. Every shareholder entitled to vote at an election of directors is entitled to multiply the number of votes he is entitled to cast by the number of directors for whom he is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. This right of cumulative voting shall not be exercised unless (i) the meeting notice or proxy statement accompanying the notice states conspicuously that cumulative voting is authorized; or
       (ii) some shareholder or proxyholder announces in open meeting, before the voting of directors starts, his intention so to vote cumulatively; and if such announcement is made, the chair shall declare that all shares entitled to vote have the right to vote cumulatively and shall thereupon grant a recess of not less than two (2) days, nor more than seven (7) days, as he shall determine, or of such other period of time as is unanimously agreed upon.

                                                                 Exhibit 3.b.iii


       Amendment to Section 3.19 of Article Three of the Company's Bylaws
       ------------------------------------------------------------------

The Company's Bylaws were amended on December 15, 1999 to amend Section 3.19 of Article Three by adding the following two sentences to the end of the section.

        The foregoing provisions shall not apply to any individual during the time such individual is serving as chief executive officer of the corporation. In addition, the board of directors may make exceptions to the limitations set forth in this section for directors added to the board of directors in connection with acquisitions by the corporation or its subsidiaries.


                                       77